                                                /------------------------------/
                                                /        OMB APPROVAL          /
                                                /------------------------------/
                                                / OMB Number         3235-0362 /
                                                / Expires:    February 1, 1994 /
                                                / Estimated average burden     /
                                                / hours per response...... 1.0 /
                                                /------------------------------/

+--------+                                    UNITED STATES
| FORM 5 |                         SECURITIES AND EXCHANGE COMMISSION
+--------+                                Washington, D.C. 20549

[_] Check box if
    no longer subject     ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

[_] Form 3 Holdings Reported

[_] Form 4 Transactions Reported
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person


    FREDERICKS                       MARK                              J
        (Last)                      (First)                        (Middle)


    C/O LAKELAND BANCORP, INC.
    250 OAK RIDGE ROAD
                                   (Street)


    OAK RIDGE                          NJ                             07438
        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol  LAKELAND BANCORP, INC.
                                             -----------------------------------

3.  I.R.S. or Social Security Number of Reporting Person,
    (Voluntary)  ###-##-####
               --------------

4.  Statement for Month/Year   12/99
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)   12/98
                                                --------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [X] Director    [ ] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

                                                            1.30%

-------------------------------------------------------------------------------
Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security         2. Trans-    3. Trans-     4. Securities Acquired (A)   5. Amount of        6. Owner-    7. Nature
   (Instr. 3)                   action       action        or Disposed of (D)           Securities          ship         of In-
                                Date         Code          (Instr. 3, 4 and 5)          Beneficially        Form:        direct
                                (Month/      (Instr. 8)                                 Owned at            Direct       Bene-
LAKELAND BANCORP, INC.          Day/                                                    End of              (D) or       ficial
                                Year)                                                   Issuer's            Indirect     Owner-
                                                                 (A) or                 Fiscal Year         (I)          ship
                                                        Amount   (D)        Price       (Instr. 3 and 4)    (Instr. 4)   (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
COMMON                        2/15/99      DRP             209     A        19.00                                D          *1
------------------------------------------------------------------------------------------------------------------------------------
COMMON                        5/14/99      DRP             227     A        17.75                                D          *1
------------------------------------------------------------------------------------------------------------------------------------
COMMON                        8/19/99      DRP             272     A        14.87                                D          *1
------------------------------------------------------------------------------------------------------------------------------------
COMMON                        10/8/99       G              200     A        N/K                                  D          *1
------------------------------------------------------------------------------------------------------------------------------------
COMMON                        10/8/99       G              200     A        N/K                                  D          *1
------------------------------------------------------------------------------------------------------------------------------------
COMMON                        1/15/99      DRP             296     A        13.84            54,954              D          *1
------------------------------------------------------------------------------------------------------------------------------------
COMMON                        2/15/99      DRP              87     A        19.00                                           *2
------------------------------------------------------------------------------------------------------------------------------------
COMMON                        5/14/99      DRP              94     A        17.75                                           *2
------------------------------------------------------------------------------------------------------------------------------------
COMMON                        8/19/99      DRP             112     A        14.87                                           *2
------------------------------------------------------------------------------------------------------------------------------------
COMMON                       11/15/99      DRP             121     A        13.84            22,437              I          *2
------------------------------------------------------------------------------------------------------------------------------------
COMMON                        2/15/99      DRP              66     A        19.00                                I          *3
------------------------------------------------------------------------------------------------------------------------------------
COMMON                        5/14/99      DRP              72     A        17.75                                I          *3
------------------------------------------------------------------------------------------------------------------------------------
COMMON                        8/19/99      DRP              86     A        14.87                                I          *3
------------------------------------------------------------------------------------------------------------------------------------
COMMON                       10/15/99       G              200     A        N/K                                  I          *3
------------------------------------------------------------------------------------------------------------------------------------
COMMON                       11/15/99      DRP              95     A        13.84           17,470               I          *3
------------------------------------------------------------------------------------------------------------------------------------
COMMON                        2/15/99      DRP              67     A        19.00                                I          *4
------------------------------------------------------------------------------------------------------------------------------------
COMMON                        5/14/99      DRP              72     A        17.75                                I          *4
------------------------------------------------------------------------------------------------------------------------------------
COMMON                        8/19/99      DRP              86     A        14.87                                I          *4
------------------------------------------------------------------------------------------------------------------------------------
COMMON                        10/8/99       G              200     A        N/K                                  I          *4
------------------------------------------------------------------------------------------------------------------------------------
COMMON                       11/15/99      DRP              94     A        13.84           17,471               I          *4
------------------------------------------------------------------------------------------------------------------------------------
COMMON                        2/15/99      DRP              67     A        19.00                                I          *5
------------------------------------------------------------------------------------------------------------------------------------
COMMON                        5/14/99      DRP              72     A        17.75                                I          *5
------------------------------------------------------------------------------------------------------------------------------------
COMMON                        8/19/99      DRP              86     A        14.87                                I          *5
------------------------------------------------------------------------------------------------------------------------------------
COMMON                        10/8/99       G              200     A        N/K                                  I          *5
------------------------------------------------------------------------------------------------------------------------------------
COMMON                        11/15/99     DRP              94     A        13.84           17,467               I          *5
------------------------------------------------------------------------------------------------------------------------------------
COMMON                         2/15/99     DRP              67     A        19.00                                I          *6
------------------------------------------------------------------------------------------------------------------------------------
COMMON                         5/14/99     DRP              72     A        17.75                                I          *6
------------------------------------------------------------------------------------------------------------------------------------
COMMON                         8/19/99     DRP              87     A        14.87                                I          *6
------------------------------------------------------------------------------------------------------------------------------------
COMMON                        11/15/99     DRP              94     A        13.84           17,363               I          *6
------------------------------------------------------------------------------------------------------------------------------------
COMMON                         2/15/99     DRP              66     A        19.00                                I          *7
------------------------------------------------------------------------------------------------------------------------------------
COMMON                         5/14/99     DRP              72     A        17.75                                I          *7
------------------------------------------------------------------------------------------------------------------------------------
COMMON                         8/19/99     DRP              87     A        14.87                                I          *7
------------------------------------------------------------------------------------------------------------------------------------
COMMON                         10/8/99      G              200     A        N/K                                  I          *7
------------------------------------------------------------------------------------------------------------------------------------
COMMON                        11/15/99     DPR              94     A        13.84           17,470               I          *7
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
--------------------------------------------------------------------------------
 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                                                   ---------------------------
                                                                                                         (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
6. Date Exer-          7. Title and Amount of            8. Price         9. Number            10. Owner-         11. Na-
   cisable and            Underlying Securities             of               of Deriv-             ship               ture
   Expiration             (Instr. 3 and 4)                  Deriv-           ative                 of De-             of In-
   Date                                                     ative            Secur-                rivative           direct
   (Month/Day/                                              Secur-           ities                 Secu-              Bene-
   Year)                                                    ity              Bene-                 rity:              ficial
                                                            (Instr. 5)       ficially              Direct             Owner-
 --------------------------------------------                                Owned                 (D) or             ship
 Date          Expira-              Amount or                                at End                Indi-              (Instr. 4)
 Exer-         tion         Title   Number of                                of Year               rect (1)
 cisable       Date                 Shares                                   (Instr. 4)            (Instr. 4)

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:
         DRP -- Dividend Reinvestment Plan
         G   --  Gift
        *1  Owned solely by Mark Fredericks
        *2  Owned solely by Shelly Fredericks, wife of Mark J. Fredericks
        *3  Mark J. Fredericks, cust. for Douglas, son of Mark J. Fredericks
        *4 Mark J. Fredericks, cust. for Leanne, daughter of Mark J. Fredericks *5 Mark J. Fredericks, cust. for Emily, daughter of Mark J. Fredericks *6 Owned by Kiel Oil Profit Sharing -- Corp. owner Mark J. Fredericks *7 Mark J. Fredericks, cust. for William, son of Mark J. Fredericks


       /s/ Mark  Fredericks                 1/18/00
       --------------------------------  -----------------
       **Signature of Reporting Person        Date

   ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.